EXHIBIT 99.1

For Immediate Release

ROCKY MOUNTAIN CHOCOLATE FACTORY, INC. DECLARES FIRST

QUARTER CASH DIVIDEND OF $0.11 PER SHARE

DURANGO, Colorado (May 22, 2014) -- Rocky Mountain Chocolate Factory, Inc. (Nasdaq: RMCF), (the “Company”) which franchises gourmet chocolate and confection stores and manufactures premium chocolates and other confectionery products, today announced that its Board of Directors has declared a first quarter cash dividend of $0.11 per common share outstanding. The first quarter dividend has historically been announced in conjunction with fourth quarter and full fiscal year operating results. The Company's announcement of its 44th consecutive cash dividend comes in advance of its anticipated earnings announcement and investor conference call expected in late May, a timing shift resulting from the inherent complexities of accounting for previously announced fourth quarter business acquisitions. The cash dividend will be payable June 13, 2014 to shareholders of record at the close of business June 3, 2014. This represents the 44th consecutive quarterly cash dividend declared by the Company since the initiation of its cash dividend policy in September 2003.

About Rocky Mountain Chocolate Factory, Inc.

Rocky Mountain Chocolate Factory, Inc., headquartered in Durango, Colorado, is an international franchiser of gourmet chocolate and confection stores and a manufacturer of an extensive line of premium chocolates and other confectionery products. The Company’s majority owned subsidiary, U-Swirl, Inc., also franchises and operates self-serve frozen yogurt cafés. As of May 22, 2014 the Company, its subsidiaries and its franchisees operated 646 Rocky Mountain Chocolate Factory and self-serve frozen yogurt stores in 42 states, Canada, Japan, South Korea, Turkey, Pakistan and the United Arab Emirates. The Company’s common stock is listed on The Nasdaq Global Market under the symbol “RMCF.” The common stock of U-Swirl, Inc. trades on the OTCQB market under the symbol “SWRL.”

For Further Information, Contact Bryan J. Merryman COO/CFO (970) 259-0554